Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-08901, 333-40506, 333-140938, 333-156600 and 333-42233) of Frequency Electronics, Inc. of our report dated July 29, 2011 on our audits of the consolidated financial statements as of April 30, 2011 and 2010 and for each of the years in the two-year period ended April 30, 2011 which report was included in the Annual Report on Form 10-K filed July 29, 2011.

/s/ EisnerAmper LLP
EisnerAmper LLP
New York, New York
July 29, 2011